Exhibit 10.35

December 15, 2010

Julian T. Ross
Chairman & CEO
OxySure Systems, Inc.
10880 John W. Elliott Road
Suite 600
Frisco, TX 75034

Re:	Letter Agreement (this "Agreement") between SINACOLA COMMERCIAL PROPERTIES, LTD., a Texas limited partnership ("Landlord"), and OXYSURE SYSTEMS, INC., a Delaware corporation ("Tenant")

Dear Julian:

Landlord and Tenant have agreed to exchange certain consideration for certain amounts of Rent and expenses related to the calendar year 2010 under that certain Office Lease Agreement dated March 6, 2007 for the lease of property located in Frisco County, Texas (as amended, the "Lease").  Landlord and Tenant agree that Tenant shall pay such Rent and expenses for a mutually agreed period of time or until such time as Tenant is successful in raising additional equity, if such event occurs earlier, subject to the terms and conditions contained herein. For the purpose of this Agreement, the capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

Now, for valuable consideration to Landlord by Tenant, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to the following terms and conditions:

Rent Satisfaction
The parties agree that all Tenant’s outstanding lease payment obligations under the Lease up to and including December 31, 2010, including, but not limited to, Base Rent, and Tenant’s Share of Operating Costs, will be deemed satisfied in full, subject to the terms and conditions set forth in this Agreement. Tenant shall have no further lease payment obligations to Landlord under the Lease until after December 31, 2010 unless Tenant is in Default, hereinafter defined.

Promissory Notes
Tenant shall issue Landlord two (2) Promissory Notes (the “Promissory Notes”). The first note (the “First Landlord Note”), in the form attached hereto as Exhibit A, shall be a subordinated convertible note in the principal amount of $110,000. The First Landlord Note shall carry no interest, shall mature on or before October 31, 2012, and shall be convertible, at any time at the Landlord’s option, into the common stock of the Tenant at a strike price of $1.00 per common share. The second note (the “Second Landlord Note”), in the form attached hereto as Exhibit B, shall be a subordinated convertible note in the principal amount of $110,715. The Second Landlord Note shall carry no interest, shall mature on or before October 31, 2012, and shall be convertible, at any time at the Landlord's option, into the common stock of the Tenant at a strike price of $1.50 per common share. However, if Tenant’s common stock has traded at $1.50 or above for 4 consecutive weeks on a nationally recognized market (based on daily closing prices), then the Second Landlord Note shall be convertible at Tenant’s option.

SINACOLA COMMERCIAL PROPERTIES, LTD
10950 RESEARCH ROAD
FRISCO, TX 75034
(214) 387-3900

December 15, 2010

New Warrants
Tenant shall issue Landlord 143,465 penny warrants (the “New Warrants”). The New Warrants are convertible into 143,465 fully paid and non-assessable shares of the common stock of Tenant at a purchase price of $0.01 per share, and are exercisable in whole or in part at any time at the Landlord's option on or before December 31, 2015. Such New Warrants shall not be included or subject to the Lockup Agreement (as defined below) and may be transferred by Landlord at any time without the consent of Tenant.  The New Warrants shall be further evidenced by a Stock Purchase Warrant in the form of Exhibit C attached hereto.

Lockup Agreement
Tenant acknowledges and agrees that the Lockup Agreement between Landlord and Tenant dated April 15, 2009 (the “Lockup Agreement”) shall only apply to warrants issued to Tenant by Landlord prior to April 15, 2009, and shall not and will not apply to the New Warrants issued pursuant to this Agreement.  If necessary, Tenant will amend or modify the Lockup Agreement to ensure the New Warrants will not be included or governed by the Lockup Agreement.

Most Favored Nations Treatment:
For the purposes of this Agreement, the Promissory Notes and the New Warrants issued pursuant to this Agreement shall collectively be referred to as the “Tenant Value Instruments”. The Parties agree that, for a period of 12 months (the 12-month period being the “MFN Period”), commencing on the date hereof, Landlord shall enjoy Most Favorite Nations Treatment (“MFN Treatment”) in respect of the value effect of the consideration represented by the Tenant Value Instruments. Therefore, if Tenant issues similar instruments or combinations of instruments to a third party during the MFN Period, and the (i) ratio of penny warrants issued relative to each dollar loaned or provided to Tenant as equity, is greater than .65 (.65 shares for each dollar) or (ii) the interest payable on any note is greater than 0%, or (iii) the maturity date on any note is less than 22 months (except in the case of an equity event as defined in a note), or (iv) the conversion price in any convertible note is less than the price in the Promissory Notes, or (v) if the combined value of the Tenant Value Instruments is deemed by both Landlord and Tenant to be less favorable than the combined value effect of the consideration represented by such third party issuance, then Tenant shall adjust the provisions for any one or more of the Tenant Value Instruments such that the value effect of above of the consideration represented by the Tenant Value Instruments is pari passu with or better than that of the third party issuance for each item (i) – (v) above.

December 15, 2010

Ratification
Landlord and Tenant hereby ratify and confirm their obligations under the Lease.  Additionally, both the Landlord and the Tenant confirm and ratify that, as of the date hereof, the Lease is and remains in good standing and in full force and effect. Further, Landlord ratifies and confirms that (a) to Landlord's actual knowledge, there is no existing default by Tenant under the Lease, and (b) Landlord knows of no event which, with notice or the passage of time or both, would constitute a default under the Lease. Further, Tenant ratifies and confirms that (a) to the Tenant's actual knowledge, there is no existing default by Landlord under the Lease, and (b) Tenant knows of no event which, with notice or the passage of time or both, would constitute a default under the Lease.

Default
If Tenant shall default on any of the obligations contained in this Agreement (including, without limitation, the valid issuance of the Promissory Notes and the New Warrants and such default remains uncured after fourteen (14) days of written notice to Tenant (a “Default”), then this Agreement may be terminated immediately by Landlord and such termination shall render this Agreement null and void and all past-due Rent and expenses otherwise satisfied pursuant to this Agreement shall be immediately due and payable and subject to all terms under the Lease.

Assignment	This Agreement, and the rights and obligations hereunder, may be assigned by Landlord at any time to any affiliated entity without the consent of Tenant.

December 15, 2010

Binding Effect; Governing Law
As of the date of this Agreement, the Lease shall remain in full effect and this Agreement shall be binding upon Landlord and Tenant and their respective successors and assigns.  This Agreement shall be interpreted under the laws of the State of Texas, excluding its choice of law provisions, and any disputes arising under this Agreement shall be heard only in the courts located in Dallas County, Texas.

Entire Agreement
This Agreement constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all previous agreements and understandings, written or oral, between them with respect to the subject matter hereof.

Attorneys Fees
Landlord shall be entitled to recover all of its reasonable attorneys' fees, costs and expenses incurred as a result of any uncured breach of this Agreement by Tenant or incurred by Landlord in enforcing this Agreement.

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December 15, 2010

If you are in agreement with the foregoing, please sign and return one copy of this Agreement, which thereupon will constitute our binding agreement with respect to its subject matter.

Sincerely,

SINACOLA COMMERCIAL PROPERTIES, LTD., a Texas limited partnership

	By:	FRISCO INDUSTRIAL, INC., a Texas corporation, its general partner

By: /s/ Michael A. Sinacola
Name: Michael A. Sinacola
Title: President

ACKNOWLEDGED AND AGREED, EFFECTIVE AS OF DECEMBER ___, 2010

OXYSURE SYSTEMS, INC., a Delaware corporation

By: /s/ Julian T. Ross
Name: Julian T. Ross
Title: Chairman & CEO

EXHIBIT A
FIRST LANDLORD NOTE

SINACOLA COMMERCIAL PROPERTIES, LTD
10950 RESEARCH ROAD
FRISCO, TX 75034
(214) 387-3900

EXHIBIT B
SECOND LANDLORD NOTE

SINACOLA COMMERCIAL PROPERTIES, LTD
10950 RESEARCH ROAD
FRISCO, TX 75034
(214) 387-3900

EXHIBIT C
STOCK PURCHASE WARRANT

SINACOLA COMMERCIAL PROPERTIES, LTD
10950 RESEARCH ROAD
FRISCO, TX 75034
(214) 387-3900